EXHIBIT 99.1
Oceaneering Board Approves Two-for-One Stock Split
May 12, 2006 — Houston, Texas — Oceaneering International, Inc. (NYSE:OII) announced that its Board of Directors declared a two-for-one common stock split to be accomplished by means of a stock dividend. Based on the current number of shares outstanding, the split will increase Oceaneering’s total shares outstanding from approximately 26.9 million to 53.8 million.
Stockholders of record on May 25, 2006 will be entitled to one additional share of common stock for every share held on that date. The Company’s transfer agent, Computershare Trust Company, N.A., will distribute the stock dividend on or about June 16, 2006.
John Huff, Chairman and Chief Executive Officer, stated, “Our Board’s decision to declare a stock split is a strong indication of the confidence we have in growth opportunities for our business. We also believe the stock split will improve the liquidity of our stock and make our shares affordable to a larger group of investors.”
Taking into account the split, Oceaneering’s EPS guidance range for the second quarter of 2006 is now $0.48 to $0.53, and for the year 2006 is now $1.80 to $1.95. The historical impact since 2001 on Oceaneering’s reported EPS is detailed in the attached table.
Anticipated questions and answers with regard to this stock split are available at the Investor Relations page of Oceaneering’s website http://www.oceaneering.com/InvestorRelations.asp.
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release concern Oceaneering’s anticipated date the additional shares of common stock will be distributed, confidence in its growth opportunities, belief that the stock split will improve the liquidity of its common stock and make its shares affordable to a larger group of investors, and 2006 EPS guidance. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission.
Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. Oceaneering’s services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the aerospace and marine engineering and construction industries.
For further information, please contact Jack Jurkoshek, Manager Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com; E-Mail investorrelations@oceaneering.com.

PR 947
- Table follows on next page -

The use in this release of such terms as Oceaneering, company, group, organization, we, us, our and its, or references to specific entities, is not intended to be a precise description of corporate relationships.

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES
HISTORICAL EARNINGS PER SHARE

	Previously Reported	Earnings Per Share
	Earnings Per Share	Adjusted for Stock Split
2001	$1.33	$0.66

2002	$1.63	$0.81

2003	$1.20	$0.60

2004	$1.57	$0.78

2005	$2.34	$1.17
Q1	$0.40	$0.20
Q2	$0.55	$0.28
Q3	$0.66	$0.33
Q4	$0.72	$0.36

2006
Q1	$0.93	$0.47